Exhibit 12-A

                          FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                               CALCULATION OF RATIO OF EARNINGS
                                        TO FIXED CHARGES
                                (dollar amounts in millions)

                                 First Half                      For the Years Ended December 31
                             --------------------  -----------------------------------------------------
                                1995       1994       1994       1993       1992       1991       1990
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges
 Interest expense            $ 2,427.5  $ 1,611.7  $ 3,557.8  $ 2,943.5  $ 3,108.3  $ 3,840.6  $ 4,307.4
 Rents                             7.6        6.4       14.1       11.0       10.8        8.9        7.5
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total fixed
   charges                     2,435.1    1,618.1    3,571.9    2,954.5    3,119.1    3,849.5    4,314.9

Earnings
 Income before income
  taxes and cumulative
  effects of changes in
  accounting principles          951.2    1,029.7    1,999.1    1,875.0    1,323.2    1,075.1      763.2

 Less equity in net income
  of affiliated companies        107.0      104.8      232.5      198.3      155.2      191.0      145.0


 Less minority interest
  in net income of
  subsidiaries                     6.8        5.2       10.7        7.9        6.1         2.3         0
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Earnings before fixed
  charges                    $ 3,272.5  $ 2,537.8  $ 5,327.8  $ 4,623.3  $ 4,281.0  $ 4,731.3  $ 4,933.1
                             =========  =========  =========  =========  =========  =========  =========
 Ratio of earnings to
  fixed charges                   1.34       1.57       1.49       1.56       1.37       1.23       1.14
                             =========  =========  =========  =========  =========  =========  =========

For purposes of the Ford Credit ratio, earnings consist of income before taxes and cumulative effects of changes in accounting principles and fixed charges.  Income before income taxes and cumulative effects of changes in accounting principles of Ford
Credit
includes the equity in net income of all unconsolidated affiliates and minority interest in net income of subsidiaries.  Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all
rental expense (the proportion deemed representative of the interest factor).